Subsidiaries of Elantec Semiconductor, Inc.

Name of Corporation:	Elantec Semiconductor Japan Limited
Registered Office:	Yokohama, Japan
Percentage of Ownership:	100%

Name of Corporation:	Elantec Semiconductor International Limited
Registered Office:	Hamilton, Bermuda
Percentage of Ownership:	100%

Name of Corporation:	Elantec Semiconductor U.K. Limited
Registered Office:	Berkshire, England
Percentage of Ownership:	100%

Name of Corporation:	Elantec Semiconductor International Limited
Registered Office:	Bridgetown, Barbados
Percentage of Ownership:	100%